AS PROVIDED IN THE BY-LAWS (STATUTO) AND THE DEPOSIT AGREEMENT, THIS AMERICAN DEPOSITARY RECEIPT IS SUBJECT TO CERTAIN RESTRICTIONS CONCERNING THE OWNERSHIP OF AND OTHER ENTITLEMENTS TO SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING THREE PERCENT OR MORE OF THE SHARE CAPITAL OF ENI S.P.A.  THE HOLDER OF THIS AMERICAN DEPOSITARY RECEIPT WILL NOT BE ENTITLED TO VOTE THE UNDERLYING DEPOSITED ORDINARY SHARES REPRESENTING THREE PERCENT OR MORE OF THE SHARE CAPITAL OF ENI S.P.A. UNLESS CERTAIN CONDITIONS ARE MET.  SEE PARAGRAPH (6) OF THE FACE OF THIS AMERICAN DEPOSITARY RECEIPT.

__________________ Number	No. of ADSs: __________________ Each ADS represents Two (2) shares CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES EACH OF ONE EURO NOMINAL VALUE

of

Eni S.p.A.

(Incorporated under the
laws of the Republic of Italy)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that                     is the registered owner (a "Holder") of        American Depositary Shares ("ADSs"), each (subject to paragraph (14)) representing two (2) ordinary shares each of One Euro nominal value (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or lieu of deposited Shares, the "Deposited Securities"), of Eni S.p.A., a corporation organized under the laws of the Republic of Italy (the "Company"), deposited at office of the Custodian (subject to paragraph (16), the "Custodian"), under the Amended and Restated Deposit Agreement dated as of December 21, 2005 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The effective date of the Amended and Restated Deposit Agreement is January 10, 2006.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions.  At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office.  Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized to do so and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to the Deposit Agreement and paragraphs (4) and (5), upon surrender of this ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  The Holder may provide the Depositary with a written order directing the Depositary to cause the Deposited Securities to be delivered to, or upon the order of, any person designated in such order (a “Withdrawal Order”).  Such delivery shall be made without unreasonable delay.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

(3)  Transfers, Split-Ups and Combinations of ADRs; Maintenance of Office and Transfer Books by the Depositary.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.  The term ADR Register includes the Direct Registration System.  Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with an uncertificated ADR, or vice versa, execute and deliver a certificated ADR or an uncertificated ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or uncertificated ADR, as the case may be, substituted.

The Depositary, subject to the above terms and conditions, shall upon surrender of certificated ADR or ADRs for purposes of transferring the same or effecting a split-up or combination of the same, execute a new certificated ADR or ADRs and deliver the same to or upon the order of the person entitled thereto without unreasonable delay.

At the expense of the Company, the Company shall have the right, upon reasonable request, to inspect transfer and registration records of the Depositary relating to the ADRs and to take copies thereof, and to require the Depositary and any co-registrars to supply copies of such portions of such records as the Company may reasonably request.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such reasonable regulations as the Depositary may establish consistent with the Deposit Agreement.  The Depositary shall provide to the Company, promptly upon its written request, copies of any such proofs of citizenship or residence or other information referred to in (b) above so requested.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company.

(5)  Taxes. (a)  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.

(b)  The Depositary and the Custodian agree to use reasonable efforts to make and maintain arrangements (in addition to or in substitution of the arrangements described in this paragraph) to enable persons that are considered United States residents for purposes of applicable law to receive any tax rebates (pursuant to an applicable treaty or otherwise) or other tax related benefits relating to distributions on the ADSs to which such persons are entitled.  The Depositary agrees to establish procedures to enable Holders to take advantage of any such tax rebates (pursuant to treaty or otherwise) relating to distributions on the ADSs to which such Holders are entitled.  The Depositary agrees to provide at least annually a written notice to the Holders of the necessary actions to be undertaken by such Holders.  In connection with the foregoing, the Depositary agrees to provide the Company, for their review and comment, with a copy of the proposed notice to Holders at least 3 Italian Business Days in advance of the publication of such notice in order to allow the Company to provide the Depositary with any comments they might have with respect to such notice.  To the extent that the Depositary does not receive any written comments within such period, the Company shall be deemed to have had no comments with respect to said notice to Holders.

(c) Notwithstanding any other terms of the Deposit Agreement or the ADR, absent the gross negligence or bad faith of, respectively, the Depositary and the Company, the Depositary and the Company assume no obligation, and shall not be subject to any liability, for the failure of any Holder or Beneficial Owner, or its agent or agents, to receive any tax benefit under applicable law or tax treaties.  The Depositary shall not be liable for any acts or omissions of any other party in connection with any attempts to obtain any such benefit, and Holders and Beneficial Owners hereby agree that each of them shall be conclusively bound by any deadline established by the Depositary in connection therewith.

(6)  Disclosure of and Restrictions on Interests.  To the extent that provisions of applicable Italian securities laws or the Company’s by-laws (Statuto) may require the disclosure of or limit the beneficial or other ownership of Deposited Securities, other Shares and other securities of the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall comply with the Company’s reasonable instructions as to ADRs in respect of any such enforcement or limitation, and Holders and Beneficial Owners shall be subject to and shall comply with such requirements and limitations and shall cooperate with the Depositary’s compliance with such instructions.  Holders and Beneficial Owners shall be required to comply with requests by the Company for information as to the capacity in which such persons own ADRs or Shares, the identity of any other person interested in such ADRs or Shares and the nature of such interest.

In particular, any Beneficial Owner of ADRs, acting alone or in concert, directly or through an intermediary, who holds more than 2.0% of the Company’s voting share capital, may no longer hold any ADRs through a nominee and must request that the Depositary register the ADRs in the name of such person as the Holder on the books of the Depositary maintained for such purpose.  The Depositary agrees to furnish to the Company, as promptly as practicable, the request to the extent that the Depositary has been provided with such information.  The Depositary agrees to furnish to the Company upon the Company’s request a list of the names, addresses and ADS holdings of all persons in whose names ADRs are registered on the books of the Depositary maintained for such purpose.  Furthermore, under Consob (Commissione Nazionale per le Societa’ e la Borsa) Regulations, any direct or indirect equity ownership in excess of 2%, 5%, 7.5%, 10% and subsequent multiples of 5% in the voting shares of a listed company must be notified to such company and to Consob, within five open market days from the effectiveness of the transaction triggering such obligation to notify.  The obligation to notify Consob also applies to any direct or indirect equity ownership held through ADSs, but it does not apply to the Depositary holding shares in its capacity as such.  For listed companies, whose by-laws impose a maximum limit on the number of shares that may be held by any shareholder, Consob is entitled to establish different relevant thresholds by decree.  Further, any subsequent reduction of the foregoing interest below any such threshold must be notified within the same terms.  Any shares held in excess of any such threshold cannot be voted in the event the above notices have not been provided.  If the above notices have not been provided, any resolution passed by such company can be voided if challenged in court by shareholders or Consob if such resolution was not adopted without the consent of the shares held in excess of such relevant threshold.  The relevant thresholds noted above shall be calculated including (i) shares registered in the name of the relevant reporting person whose underlying voting rights are attributed to third parties, and vice versa; and (ii) shares held through third parties and shares whose voting rights are attributable to such third parties, excluding shares registered in the name of, or endorsed to, fiduciaries as well as shares whose voting rights are attributed intermediaries for purposes of the management of mutual or individual savings.  Furthermore, the calculation of 5%, 10%, 25%, 50% and 75% thresholds shall also take into account shares outstanding which the relevant reporting person is entitled to purchase or to sell directly or through third parties.  Shares to be purchased through the exercise of conversion rights or warrants shall be calculated only in the event the acquisition can take place within a sixty day period.  In the event the same relevant interest is directly or indirectly held by two or more entities, then the obligation to notify may be satisfied by one such entity, provided that such entity guarantees the completeness of information.  Any interest that exceeds 10% of the voting capital of an unlisted company, including any foreign company, owned by a listed company must be notified to such non-listed company within seven days of reaching such threshold.  Similarly, the non-listed company must be notified about any subsequent reduction of such interest below the 10% threshold.  Listed companies are also required to notify Consob of any interest that exceeds 10% of the voting capital of non-listed companies at the end of the first six months of the year and at the end of the full year.  Such notification is due within 30 days from the date of approval of the Annual Report and the Report of the First Six Months, respectively.  In the event the same relevant participation is directly or indirectly held by two or more entities, then the obligation to notify may be satisfied by one of such entities, provided that completeness of information is guaranteed.  The 10% threshold shall be calculated including (i) shares registered in the name of the relevant listed company, even if voting rights are attributable to third parties; (ii) shares whose voting rights are attributable to the relevant listed company, in the event such voting rights entitle such party to exercise a dominant or material influence at the ordinary shareholders’ meeting; and (iii) shares registered in the name of third parties and shares whose voting rights are attributable to third parties.  In addition to the rules of article 2359 bis of the Italian Civil Code, governing the acquisition of shares of the parent company by a controlled subsidiary, Decree No. 58/1998 regulates additional cross-ownership matters as follows.  Cross-ownership between listed and non-listed companies may not exceed 2% of the shares of the listed company or 10% of the shares of the non-listed company.  In calculating these ownership thresholds, the rules for calculation of interests in listed and non-listed companies, as determined above, apply.  The company ultimately exceeding the 2% or 10% interest in a listed or unlisted company respectively may not exercise the voting rights on the shares held in excess of such thresholds; such shares must be sold within 12 months.  If anyone holds an interest exceeding 2% of the share capital of a listed company, such listed company or any entity controlling such listed company may not acquire an interest exceeding 2% of the share capital of a listed company controlled by said holder.  If the foregoing limit is exceeded, the holder who last exceeded the foregoing limit or both the holders, if it is not possible to ascertain which holder exceeded such limit last, may not exercise the voting rights related to the shares exceeding the foregoing limit.  Such limits are not applicable in case of a tender offer to acquire at least 60% of the ordinary shares of a listed company.  Under Decree No. 58, any agreement, in whatever form, intended to regulate the exercise of voting rights in a listed company or in the companies controlling a listed company, together with any subsequent amendments, renewal or termination of such agreement, must be (i) notified to Consob, within 5 days of its execution; (ii) disclosed to the public through the publication, in summary form, in one Italian newspaper having general circulation, within ten days from its execution; and (iii) deposited in the Companies’ Register of the place where such listed company has its registered office within 15 days from its execution.  The same requirements also apply to agreements, in whatever form, that (a) impose an obligation of prior consultation for the exercise of voting rights in a listed company and in its controlling companies; (b) contain undertakings limiting the transferability of shares and other securities granting rights for the acquisition or subscription of shares; (c) provide for the acquisition of the shares and securities; and (d) contemplate or cause the exercise, also in concert with any other party, of dominant influence over the listed company that issued the shares and its controlled entities.  In the event the obligations set out above are not completely satisfied, then the agreement is ineffective and the voting rights connected to the relevant shares may not be exercised.  In case of violation of such limitation imposed on the voting rights, a resolution can be challenged if such resolution would have not been approved without the vote of such shares.  If the parties have agreed upon the duration of the agreement, such duration cannot exceed three years.  In absence of agreement, each party to the agreement can withdraw from such an agreement by giving a six months notice.

Pursuant to the Company's by-laws no one, in any capacity, may own company shares that entail a holding of more than 2% of voting share capital.  Such maximum shareholding limit is calculated by taking into account the aggregate shareholding held by the controlling entity, either a physical or legal person or company; its directly or indirectly controlled entities, as well as entities controlled by the same controlling entity; affiliated entities as well as people related to the second degree by blood or marriage, also in the case of a legally separated spouse.  Control exists, with reference also to entities other than companies, in the cases envisaged by the Italian Civil Code.  Affiliation exists in the case set forth by the Italian Civil Code as well as between entities that directly or indirectly, by way of subsidiaries, other than those managing investment funds, are bound, even with third parties, in agreements regarding the exercise of voting rights or the transfer of shares or portions of third companies or, in any event, in agreements or pacts as per Article 122 of Legislative Decree No. 58 of February 24, 1998 regarding third party companies if said agreements or pacts concern at least 10% of the voting capital, if they are listed companies, or 20% if they are unlisted companies.  The aforementioned shareholding limit (2%) is calculated by taking into account shares held by any fiduciary nominee or intermediary.  Any voting rights attributable to voting capital held or controlled in excess of the maximum limit indicated in the foregoing cannot be exercised and the voting rights of each entity to whom such limit on shareholding applies are reduced in proportion, unless otherwise jointly provided in advance by the parties involved.  In the event such shares exceeding this limit are voted, any Shareholders’ resolution adopted pursuant to such a vote may be challenged pursuant to Article 2377 of the Civil Code, if the required majority had not been reached without the votes exceeding the aforementioned maximum limit.  Shares not entitled to vote are included in the determination of the quorum at shareholders’ meetings.  Pursuant to the Company's by-laws, the Minister of Economy and Finance retains the following special powers to be exercised in agreement with the Minister of Productive Activities (the “Ministries”) regarding: (a) opposition with respect to the acquisition of material shareholdings by entities affected by the above-mentioned shareholder limit, by which are meant those representing at least 3% of share capital with the right to vote at the ordinary shareholders’ meeting. The opposition is expressed within ten days of the day of the notice to be filed by the Board of Directors at the time request is made for registration in the Shareholders’ Register if the Ministries consider that such an acquisition may prejudice the vital interests of the Italian State.  Until the ten-day term is not lapsed, the voting rights and the non-asset linked rights connected with the shares representing a material shareholding may not be exercised.  If the opposition power is exercised, through a duly motivated act in connection with the prejudice that may be caused by the operation to the vital interests of the Italian State, the transferee may not exercise the voting rights and the other non-asset linked rights connected with the shares representing a material shareholding and must sell said shares within one year.  If such transferee fails to comply, the law court, upon request of the Minister of Economy and Finance, will order the sale of the shares representing a material shareholding according to the procedures set forth in the Italian Civil Code.  The act through which the opposition power is exercised may be challenged by the transferee before the Regional Administrative Court of Latium within sixty days as of its issue; (b) opposition with respect to the subscription of Shareholders’ pacts or agreements as per Legislative Decree No. 58 of February 24, 1998, involving at least 3% of the share capital with the right to vote at ordinary shareholders’ meeting.  In order to allow the exercise of the above mentioned opposition power, Consob notifies the Minister of Economy and Finance if the relevant pacts or agreements communicated to it pursuant to the aforementioned Legislative Decree.  The Ministry of Economy and Finance may exercise such opposition powers within ten days as of the date of the notice by Consob.  Until the expiration of that ten-day period, the voting rights and the other non-asset linked rights connected with the shares held by the shareholders who have subscribed to the above mentioned pacts or agreements may not be exercised.  If the opposition power is exercised through the issue of an act motivated by consideration of the prejudice that may be caused by said pacts or agreements to the vital interests of the Italian State, the shareholders pacts or agreements shall be null and void.  If in the shareholders’ meetings the shareholders who have signed shareholders’ pacts or agreements behave as if those pacts or agreements disciplined by said Legislative Decree were still in effect, the resolution approved with their vote, if determining for the approval, may be challenged.  The act through which the opposition power is exercised may be challenged by the shareholders who joined the above mentioned pacts or agreements before the Regional Administrative Court of Latium within sixty days as of its issue.

The Ministries, in consideration of the fact that the Depositary will be the record holder and not the Beneficial Owner of Shares, which will be represented by ADSs and evidenced by ADRs, has undertaken to approve the acquisition of 3% or more of the voting share capital of the Company by the Depositary, DTC and Cede & Co. as nominee for DTC.  The Company shall promptly notify the Depositary of its voting share capital, and of any changes thereto.  The Depositary shall notify the Company as promptly as practicable after any Holder or Beneficial Owner (except DTC and Cede & Co. as nominee for DTC) registers an acquisition of 3% or more of the voting share capital of the Company on the books of the Depositary.

(7)  Charges of Depositary.  The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities (i) U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, (ii) stock transfer or other taxes and other governmental charges, (iii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities, (iv) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (there are no such fees in respect of the Shares as of the date of the Deposited Securities) and (v) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency).  These charges may be changed in the manner indicated in paragraph (17).  All other charges and expenses of the Depositary and any agents of the Depositary (except the Custodian) will be paid pursuant to agreements from time to time between the Company and the Depositary.

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company (including any proxy soliciting material) which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission.  Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at Judiciary Plaza, 100 F. Street, N. E., Washington, D.C. 20549.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:	JPMORGAN CHASE BANK, N.A. as Depositary

By
Authorized Officer

The Depositary's office is located at 1 Chase Manhattan Plaza, New York, New York 10005-1401.

[FORM OF REVERSE OF RECEIPT]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary will distribute as promptly as practicable, by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash:  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on a pro rata, if possible, or other reasonable basis, subject to appropriate adjustments for (i) taxes withheld, (ii) such distribution being prohibited by applicable law with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting, as promptly as practicable, any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary after consultation with the Company, to the extent practicable, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence, any U.S. dollars available to the Depositary from the net proceeds of any sale by public or private means in a commercially reasonable manner of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions:  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), on a pro rata basis by any means that the Depositary may deem equitable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable, any U.S. dollars available to the Depositary from the net proceeds of any sale by public or private means in a commercially reasonable manner of Other Distributions as in the case of Cash.  U.S. dollars distributed hereunder will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and handled by the Depositary in accordance with its then current practices).  Notwithstanding the foregoing, no distribution to Holders pursuant to this paragraph (10) shall be unreasonably delayed by any action of the Depositary or its agents.

To the extent that the Depositary determines in its reasonable discretion that any distribution pursuant to this paragraph (10) is prohibited by applicable law or is not practicable with respect to any Holder, the Depositary, after consultation with the Company, may make such distribution as it deems reasonably practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or, if the Depositary deems necessary, the retention thereof as Deposited Securities with respect to such Holder’s ADRs (without liability for interest thereon or the investment thereof).

(11) Conversion of Foreign Currency.  Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars which can, at the time of the receipt thereof, be transferred to the United States, the Depositary shall, as promptly as practicable, convert or cause to be converted, by sale or in any other manner that it may reasonably determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S. dollars (net of its charges and expenses in effecting such conversion or distribution including obtaining the approval or license of any government or agency thereof) to the United States.  Such U.S. dollars shall be distributed as promptly as practicable to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the holders thereof to such U.S. dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation.  Such distribution may be made upon a pro rata or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or otherwise.  If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, as promptly as practicable.  The Company shall file such applications for approval or license only where required to be filed by the Company (and in each such case as promptly as practicable), and shall not be obliged to make any such filing on behalf of the Depositary.  If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary may, subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for, the respective accounts of the Holders entitled to receive the same; provided, however, that if requested in writing by a Holder entitled thereto, the Depositary shall distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to such Holder (after deducting the Depositary’s expenses), as promptly as practicable.

(12) Record Dates.  The Depositary shall, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders at the close of business on such record date shall be so entitled.

(13) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Italian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company.  Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.  There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.  Beneficial Owners wishing to provide voting instructions must do so through the Holder of the ADRs held for their benefit.  Beneficial Owners wishing to attend and vote at any meetings must become Holders in order to be able to exercise the rights of a Holder hereunder.

(14)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its reasonable discretion, upon consultation with the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(15)  Exoneration.  The Depositary, the Company, their respective directors, employees, officers, agents and affiliates and each of them shall: (a) incur no liability (i) if any present or future law, regulation, order, decree, moratorium, or fiat of the United States, the Republic of Italy or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Security, the by-laws (Statuto) of the Company, act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement this ADR or the by-laws (Statuto) of the Company; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities (provided such action or omission is in good faith), for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.  Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority of Italy or the United States, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.  Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of such persons. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(16)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary.  The Depositary, upon consultation with the Company, if practicable, may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires, then acting as such.

(17)  Amendment.  Subject to paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, cable, Swift and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities, transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities and expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement and the ADRs as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations or should the Company amend its by-laws in a way which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules, regulations or By-laws.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(18)  Termination.  The Company may at any time terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Depositary which shall notify the Holders at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement if 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment within such 90 days.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except for any indemnification obligations to the Company and to account for such net proceeds and other cash. Notwithstanding any other provision of the Deposit Agreement or this ADR, after the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement and this ADR, except for its obligations to the Depositary and its agents, including but not limited to those set forth in Section 16 of the Deposit Agreement.